SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) AUGUST 12, 1997

                                   CULP, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


        NORTH CAROLINA                  0-12781                      56-1001967

(STATE OR OTHER JURISDICTION OF  (COMMISSION FILE NO.)   (IRS EMPLOYER IDENTIFICATION NO.)
        INCORPORATION)



                              101 SOUTH MAIN STREET
                        HIGH POINT, NORTH CAROLINA 27260
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                                 (910) 889-5161
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)





          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5. OTHER EVENTS

See press release (attached) dated August 12, 1997 related to the first quarter ended August 3, 1997.

See Financial Information Release (attached).

Forward Looking Information. The discussion in this Form 8-K may contain statements that could be deemed forward-looking statements, which are inherently subject to risks and uncertainties. Factors that could influence the matters discussed include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could adversely affect the company.





                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   CULP, INC.
                                  (REGISTRANT)


                                            BY:       FRANKLIN N. SAXON
                                                      SENIOR VICE PRESIDENT AND
                                                      CHIEF FINANCIAL OFFICER


                                            BY:       STEPHEN T. HANCOCK
                                                       STEPHEN T.HANCOCK
                                                     GENERAL ACCOUNTING MANAGER




Dated:  August 12, 1997

FOR IMMEDIATE RELEASE

             CULP REPORTS INCREASED FIRST QUARTER SALES AND EARNINGS

                  EARNINGS PER SHARE UP 15% ON 12% MORE SHARES

HIGH POINT, North Carolina (August 12, 1997) Culp, Inc. today reported higher net sales and earnings for the first quarter of its 1998 fiscal year.

         For the three months ended August 3, 1997, Culp reported that net sales increased 9.9% to $99.5 million compared with $90.5 million a year ago. Net income for the quarter increased 29% to $2.9 million compared with $2.2 million. Earnings per share increased 15% to $0.23 per share on 12.6 million average shares outstanding versus $0.20 per share on 11.3 million average shares outstanding.

         The increase of 12% in the average number of shares outstanding for the first quarter was due principally to the Company's secondary offering completed in February 1997.

         "Fiscal 1998 has started on a constructive note with higher net sales and income compared with a year ago," said Robert G. Culp, III, chief executive officer. "Although we experienced some slowing in the growth in certain product categories, we were able to achieve an overall gain for the quarter. This marks the 19th consecutive quarter of record earnings versus the comparable year-earlier period."

         Culp continued, "We had expected that fiscal 1998 would present a challenging period for us to sustain the rate of growth that Culp has achieved over the past several years. Business within the United States has not been as strong as a year ago, but we still achieved a 5.5% gain in sales to U.S.-based accounts. The key factor contributing to this expansion was the success of our Home Fashions business unit, which has established outstanding momentum as reflected by significantly higher shipments of mattress ticking. We had identified a sound opportunity to build Culp's competitive position in this area and are gratified with the positive response to the new designs and fabric constructions we have developed."


                                     -MORE-

         Culp added, "An important component of our growth strategy remains increasing Culp's international shipments. These rose 26% for the first quarter and accounted for 25% of net sales. Much of the incremental capacity we are adding this year is focused on product categories such as wet printed flocks that have proven especially popular internationally. Although the growth in sales of wet printed flocks has slowed this year, we have continued to record increased shipments in this product category. We are also committing more resources to develop patterns and textures specifically designed for these markets outside the United States.

         "The gains in mattress ticking and international sales for the first quarter highlight the strength of Culp's broad array of products and markets. Our extensive manufacturing capabilities and increasing vertical integration have enhanced our ability to penetrate virtually every major end-market of the furniture and bedding industry. The acquisition of Phillips Mills earlier this month augments our competitive advantages. We have added efficient capacity in jacquards and have acquired a much stronger presence in casual living fabric styles which are popular on motion furniture. Culp remains intent on achieving sound progress through internal growth, but we continue to pursue opportunities such as Phillips Mills where we can use our strong capital position to benefit from the ongoing consolidation within the home furnishing industry."

         Culp, Inc. is the world's largest manufacturer and marketer of upholstery fabrics for furniture and is a leading producer of mattress ticking for bedding. The Company's fabrics are used primarily in the production of residential and commercial furniture and bedding products.

                                   CULP, INC.
                         CONDENSED FINANCIAL HIGHLIGHTS
                                   (Unaudited)


                                                                            THREE MONTHS ENDED
                                                                        AUGUST 3,                 JULY 28,
                                                                          1997                      1996
                                                                  --------------------------------------
                                                                       (14 weeks)                (13 weeks)
Net sales                                                         $         99,498,000      $        90,529,000
Net income                                                        $          2,850,000      $         2,210,000
Earnings per share                                                $               0.23      $              0.20
Average shares outstanding                                                  12,631,000               11,297,000


                                      -END-

                                                              (Page 2 of 11)

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                         CONSOLIDATED INCOME STATEMENTS
           FOR THE THREE MONTHS ENDED AUGUST 3, 1997 AND JULY 28, 1996

                (Amounts in Thousands, Except for Per Share Data)

                                                                 THREE MONTHS ENDED (UNAUDITED)
                                                   ---------------------------------------------------------------------

                                                                Amounts                                Percent of Sales
                                                   -----------------------------                 -----------------------
                                                      August 3,     July 28,       % Over
                                                         1997         1996        (Under)           1997        1996
                                                   --------------------------------------------  -----------------------

Net sales                                            $  99,498       90,529          9.9%           100.0%       100.0%
Cost of sales                                           82,765       74,609         10.9%            83. %        82. %
                                                   ------------ ------------   -----------       ----------   ---------
          Gross profit                                  16,733       15,920          5.1%            16. %        17. %

Selling, general and
  administrative expenses                               10,916       10,864          0.5%            11. %       12. %
                                                   ------------ ------------   -----------       ----------   ---------
          Income from operations                         5,817        5,056         15.1%             5. %        5. %

Interest expense                                         1,280        1,182          8.3%              1. %        1. %
Interest income                                            (90)         (57)          **%              (0.%)       (0.%)
Other expense (income), net                                242          395        (38.7%)              0.%         0.%
                                                   ------------ ------------   -----------       ----------   ---------
          Income before income taxes                     4,385        3,536         24.0%               4.%         3.%

Income taxes  *                                          1,535        1,326         15.8%              35.%        37.%
                                                   ------------ ------------   -----------       ----------   ---------
          Net income                                 $   2,850        2,210         29.0%               2.%         2.%
                                                   ============ ============   ===========       ==========   =========

Average shares outstanding                              12.631       11,297         12.0%
Net income per share                                     $0.23        $0.20         15.0%
Dividends per share                                    $0.0350      $0.0325          7.7%



 * Percent of sales column is calculated as a % of income before income taxes. ** Measurement is not meaningful.

                                                                  (Page 2 of 11)
                    CULP, INC. FINANCIAL INFORMATION RELEASE
                           CONSOLIDATED BALANCE SHEETS
                AUGUST 3, 1997, JULY 28, 1996 AND APRIL 27, 1997

                             (Amounts in Thousands)

                                                                                    Amounts                    Increase
                                                                           -----------------------
                                                                            August 3,    July 28,            (Decrease)  * April 27,
                                                                                                   ---------------------
                                                                               1997        1996     Dollars    Percent        1997
                                                                           -----------  -------------------   ----------  ----------

Current assets
        Cash and cash investments                                        $    1,843        1,709        134      7.8%         830
        Accounts receivable                                                  54,086       42,262     11,824     28.0%      56,691
        Inventories                                                          60,715       51,676      9,039     17.5%      53,463
        Other current assets                                                  6,126        3,911      2,215     56.6%       5,450
                                                                          ----------   ----------  ---------  ----------- ---------
                      Total current assets                                  122,770       99,558     23,212     23.3%     116,434

Restricted investments                                                        8,186        5,244      2,942     56.1%      11,018
Property, plant & equipment, net                                             97,128       78,292     18,836     24.1%      91,231
Goodwill                                                                     22,111       22,720       (609)    (2.7%)     22,262
Other assets                                                                  3,124        2,469        655     26.5%       3,007
                                                                          ----------   ----------  ---------  ----------- ---------

                      Total assets                                       $  253,319      208,283     45,036     21.6%     243,952
                                                                          ==========   ==========  =========  ========== ==========



Current Liabilities
        Current maturities of long-term debt                             $      100        7,100     (7,000)    (98.6%)        100
        Accounts payable                                                     20,154       24,233     (4,079)    (16.8%)     29,903
        Accrued expenses                                                     11,972       13,295     (1,323)    (10.0%)     15,074
        Income taxes payable                                                  1,575        1,295        280      21.6%       1,580
                                                                          ----------   ----------  ---------   ---------- ---------
                      Total current liabilities                              33,801       45,923    (12,122)    (26.4%)     46,657

Long-term debt                                                               96,016       70,916     25,100      35.4%      76,541

Deferred income taxes                                                         9,965        8,088      1,877      23.2%       9,965
                                                                          ----------   ----------  ---------   ---------- ---------
                      Total liabilities                                     139,782      124,927     14,855      11.9%     133,163

Shareholders' equity                                                        113,537       83,356     30,181      36.2%     110,789
                                                                          ----------   ----------  ---------   ---------- ---------

                      Total liabilities and
                      shareholders' equity                               $  253,319      208,283     45,036      21.6%     243,952
                                                                          ==========   ==========  =========   ========== =========

Shares outstanding                                                           12,650       11,303      1,347      11.9%      12,609
                                                                          ==========   ==========  =========   ========== =========


* Derived from audited financial statements.

                                                                (Page 3 of 11)
                    CULP, INC. FINANCIAL INFORMATION RELEASE
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE THREE MONTHS ENDED AUGUST 3, 1997 AND JULY 28, 1996
                             (Amounts in Thousands)





                                                                                    THREE MONTHS ENDED
                                                                                  ----------------------

                                                                                         Amounts
                                                                                  ----------------------
                                                                                   August 3,    July 28,
                                                                                      1997        1996
                                                                                  --------   -----------

Cash flows from operating activities:
Net income                                                                      $   2,850         2,210
Adjustments to reconcile net income to net
     cash provided by (used in) operating activities:
          Depreciation                                                              3,256         3,144
          Amortization of intangible assets                                           181           198
          Provision for deferred income taxes                                                         0
          Changes in assets and liabilities:
              Accounts receivable                                                   2,605         9,776
              Inventories                                                          (7,252)       (4,281)
              Other current assets                                                   (676)          280
              Other assets                                                           (147)          (76)
              Accounts payable                                                     (5,852)          131
              Accrued expenses                                                     (2,923)          731
              Income taxes payable                                                     (5)        1,098
                                                                                  --------   -----------
                  Net cash provided by (used in) operating activities              (7,963)       13,211
                                                                                  --------   -----------
Cash flows from investing activities:
Capital expenditures                                                               (9,153)       (4,475)
Purchases of restricted investments                                                (8,590)          (53)
Purchase of investments to fund deferred compensation liability                                       0
Sale of restricted investments                                                     11,422            59
                                                                                  --------   -----------
                  Net cash used in investing activities                            (6,321)       (4,469)
                                                                                  --------   -----------
Cash flows from financing activities:
Proceeds from issuance of long-term debt                                           19,500             0
Principal payments on long-term debt                                                  (25)       (4,025)
Change in accounts payable-capital expenditures                                    (3,897)       (3,206)
Cash dividends paid                                                                  (443)         (368)
Proceeds from common stock issued                                                     162            68
                                                                                  --------   -----------
                  Net cash provided by (used in) financing activities              15,297        (7,531)
                                                                                  --------   -----------

                                                                                    1,013         1,211

Cash and cash investments at beginning of period                                      830           498
                                                                                  --------   ----------
Cash and cash investments at end of period                                      $   1,843         1,709
                                                                                 ==========   ===========



                                                         (Page 4 of 12)
                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL ANALYSIS
                                 AUGUST 3, 1997


                                                                         FISCAL 97                         FISCAL 98
                                                                      ------------------    --------------------------------------
                                                                             Q1                    Q1   Q2   Q3   Q4       LTM
                                                                      ------------------    --------------------------------------

INVENTORIES
           Inventory turns                                                     6.0                 5.8

RECEIVABLES
           Days sales in receivables                                           43                  50
           Percent current & less than 30
             days past due                                                    99.3%               95.0%

WORKING CAPITAL
           Current ratio                                                       2.2                 3.6
           Working capital turnover                                            5.4                 5.1
           Working capital                                                 $53,635             $88,969
           Working capital as a % of sales (4)                               14.8%               23.8%

PROPERTY, PLANT & EQUIPMENT
           Depreciation rate                                                  8.3%                7.1%
           Percent property, plant &
             equipment are depreciated                                       48.2%               46.8%
           Capital expenditures                                           $23,958 (1)          $9,153

PROFITABILITY
           Net profit margin                                                 2.4%                2.9%                   3.5%
           Gross profit margin                                              17.6%               16.8%                  18.0%
           Operating income margin                                           5.6%                5.8%                   6.9%
           SG & A expenses/net sales                                        12.0%               11.0%                  11.1%
           Return on average total capital                                   7.4%                7.6%                   9.9%
           Return on average equity                                         10.7%               10.2%                  14.9%
           Earnings per share                                              $0.20               $0.23                  $1.21

LEVERAGE (3)
           Total liabilities/equity                                        143.6%              115.9%
           Funded debt/equity                                               87.3%               77.4%
           Funded debt/capital employed                                     46.6%               43.6%
           Funded debt                                                   $72,772             $87,930
           Funded debt/EBITDA (LTM)                                         1.98                2.18
           EBITDA/Interest expense, net (LTM)                                                                             9.1

OTHER
           Book value per share                                            $7.37               $8.98
           Employees at quarter end                                        3,020               3,180
           Sales per employee (annualized)                              $120,000            $125,000
           Capital employed (3)                                         $156,128            $201,467
           Effective income tax rate                                        37.5%               35.0%
           EBITDA (2)                                                     $8,003              $9,012                  $40,413
           EBITDA/net sales                                                  8.8%                9.1%                     9.9%

  (1) Expenditures for entire year
  (2 Earnings before interest, income taxes, and depreciation & amortization.
  (3) Total liabilities, long-term debt, funded debt and capital employed are all net of restricted investments.
  (4) working capital for this calculation is accounts receivable, inventories and accounts payable.
  (5) LTM represents "Latest Twelve Months"

                                                              (Page 5 of 11)

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                     SALES BY PRODUCT CATEGORY/BUSINESS UNIT
             FOR THREE MONTHS ENDED AUGUST 3, 1997 AND JULY 28, 1996


                             (AMOUNTS IN THOUSANDS)


                                                            THREE MONTHS ENDED (UNAUDITED)
                                               -----------------------------------------------------

                                                    Amounts                   Percent of Total Sales
                                             ----------------------            ---------------------
                                              AUGUST 3,  July 28,      % Over
Product Category/Business Unit                  1997       1996        (Under)   1997     1996
-------------------------------------------  -----------  ---------   --------  --------------------


Upholstery Fabrics
    Culp Textures                          $    21,693     20,801       4.3%       21.8%    23.0%
    Rossville/Chromatex                         18,121     18,165      (0.2%)      18.2%    20.1%
                                              ---------  ---------    -------  ---------------------
                                                39,814     38,966       2.2%       40.0%    43.0%

    Velvets/Prints                              38,397     34,867      10.1%       38.6%    38.5%
                                              ---------  ---------    -------  ---------------------
                                                78,211     73,833       5.9%       78.6%    81.6%
Mattress Ticking
    Culp Home Fashions                          21,287     16,696      27.5%       21.4%    18.4%
                                              ---------  ---------    -------  ---------------------

                                         * $    99,498     90,529       9.9%      100.0%   100.0%
                                              =========  =========    =======  =====================


*U.S. sales were $74,407 and $70,556 for the three months of fiscal 1998 and fiscal 1997, respectively;

The percentage increase in U.S. sales was 5.5 % for the three months.

                                                                (Page 6 of 11)


                    CULP, INC. FINANCIAL INFORMATION RELEASE
                     INTERNATIONAL SALES BY GEOGRAPHIC AREA
             FOR THREE MONTHS ENDED AUGUST 3, 1997 AND JULY 28, 1996


                             (AMOUNTS IN THOUSANDS)


                                                            THREE MONTHS ENDED (UNAUDITED)
                                           ------------------------------------------------------

                                                  Amounts                  Percent of Total Sales
                                           -------------------          -------------------------
                                            AUGUST 3, July 28,   % Over
             Geographic Area                   1997     1996    (Under)      1997       1996
------------------------------------------ ------       -----   --------  --------  -------------
North America (Excluding USA)             $   7,044     6,056   16.3%       28.1%     30.3%
Europe                                        6,919     6,120   46.5%       27.6%     30.6%
Middle East                                   6,564     4,196   56.4%       26.2%     21.0%
Far East & Asia                               3,524     2,627   (4.6%)      14.0%     13.2%
South America                                   339       431   (7.4%)       1.4%      2.2%
All other areas                                 701       543  (25.2%)       2.8%      2.7%
                                             -------  -------  ----------  -------  -------------

                                          $  25,091    19,973   25.6%      100.0%     100.0%
                                             =======  ========  ========  ========  =============



International sales, and the percentage of total sales, for each of the last seven fiscal years follows: fiscal 1991-$ 20,295 (12%); fiscal 1992-$ 34,094 (18%); fiscal 1993-$ 40,729 (20%); fiscal 1994-$ 44,038 (18%); fiscal 1995-
$57,971 (19%); fiscal 1996-$ 77,397 (22%); and fiscal 1997-$ 101,571 (25%).
Year-to-date international sales represented 25% and 22% of total sales for 1998 and 1997 respectively.

Certain amounts for fiscal year 1997 have been reclassified to conform with the fiscal year 1998 presentation.

                                                                 (Page 7 of 11)
                                   CULP, INC.
                     SALES BY BUSINESS UNIT - TREND ANALYSIS
                              1996 VS 1997 VS 1998

                             (AMOUNTS IN THOUSANDS)

                                               Fiscal 1996                         Fiscal 1997                   FISCAL 1998
                            -------------------------------------------  ---------------------------------     ---------------
      Product Category/
     Business Units          Q1        Q2       Q3       Q4     TOTAL      Q1        Q2      Q3       Q4     TOTAL    Q1    Q2 Q3 Q4
                             --        --       --       --     -----      --        --      --       --     -----    --    -- -- --

Upholstery Fabrics
    Culp Textures            17,584   22,715   20,685   23,400   84,384   20,801   24,001   20,389  23,027   88,218  21,693
    Rossville/Chromatex      15,358   17,960   18,567   22,318   74,203   18,165   21,722   18,953  20,672   79,512  18,121
                            ------------------------------------------- ------------------------------------------- ----------------
                             32,942   40,675   39,252   45,718  158,587   38,966   45,723   39,342  43,699  167,730  39,814

    Velvets/Prints           23,523   32,081   31,836   38,261  125,701   34,867   40,233   40,387  40,980  156,467  38,397
                            ------------------------------------------- ------------------------------------------- ----------------
                             56,465   72,756   71,088   83,979  284,288   73,833   85,956   79,729  84,679  324,197  78,211

Mattress Ticking
    Culp Home Fashions       15,892   17,916   15,388   18,183   67,379   16,696   19,248   17,739  20,999   74,682  21,287
                            ------------------------------------------- ------------------------------------------- ----------------

                             72,357   90,672   86,476  102,162  351,667   90,529  105,204   97,468 105,678  398,879  99,498
                            ========================================= =========================================== ================


                                                                          PERCENT INCREASE(DECREASE)
                                                                          FROM PRIOR YEAR:
      Product Category/
Business Units

Upholstery Fabrics
    Culp Textures            (10.3)  (0.5)    (1.2)     7.6    (0.9)    18.3      5.7     (1.4)   (1.6)    4.5     4.3
    Rossville/Chromatex        1.4   14.0     13.2     35.5    16.4     18.3     20.9      2.1    (7.4)    7.2    (0.2)
                            ----------------------------------------  -----------------------------------------  ---------------
                              (5.2)   5.4      5.1     19.7     6.5     18.3     12.4      0.2    (4.4)    5.8     2.2

    Velvets/Prints            13.9   21.3     12.5     21.8    17.7     48.2     25.4     26.9     7.1    24.5    10.1
                            ----------------------------------------  -----------------------------------------  ---------------
                               1.9   11.9      8.3     20.6    11.2     30.8     18.1     12.2     0.8    14.0     5.9

Mattress Ticking
    Culp Home Fashions        45.1   33.6     26.7     14.9    28.8      5.1      7.4     15.3    15.5    10.8    27.5
                            ----------------------------------------  -----------------------------------------  ---------------

                               9.1   15.6     11.2     19.6    14.2     25.1     16.0     12.7     3.4    13.4     9.9
                            ========================================  =========================================  ===============

        Overall Growth Rate

Internal (without
  acquistions)                 6.4     13.0      8.7     19.6    12.3     25.1     16.0     12.7     3.4    13.4     9.9
External                       2.7      2.6      2.5       -      1.9       -        -        -       -        -      -
                            ------------------------------------------  -----------------------------------------  -------------
                               9.1     15.6     11.2     19.6    14.2     25.1     16.0     12.7     3.4    13.4     9.9
                            ==========================================  =========================================  =============


                                                                  (PAGE 8 OF 11)

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
       FOR THE THREE MONTH PERIODS ENDED AUGUST 3, 1997 AND JULY 28, 1996




INCOME STATEMENT COMMENTS

         GENERAL - Net sales increased 9.9% to $99.5 million and net income increased 29.0% to $2.9 million for the first quarter, as compared with the first quarter of last year. This performance marks the nineteenth consecutive quarter of record earnings and the seventeenth consecutive quarter of record sales (based on comparable year-earlier periods). The company's net profit margin increased to 2.9% from 2.4% for the quarter. Also, the company achieved a return on average shareholder's equity of 10.2% for the first quarter. The first quarter included 14 weeks and the first quarter of last year included 13 weeks.

         The company attributes this consistent record to several key competitive strengths:

(BULLET)DIVERSE GLOBAL CUSTOMER BASE - penetrating other end-use markets in addition to U. S. residential furniture, such as bedding, international, commercial furniture and juvenile furniture; sales to these other markets accounted for approximately 51% of net sales during the first quarter; additionally, no one customer accounted for more than 7% of sales during the first quarter of fiscal 1998;

(BULLET)DESIGN INNOVATION - investing in the creative aspect of our business
     - the company has significantly increased the resources (both designers and computer-aided design (CAD) systems) dedicated to the design and product development areas in each business unit; the company's in-house design staff now includes over 50 people. Additionally, the company is building a state-of-the-art design center in North Carolina that will bring together most of its design resources in one facility;

(BULLET)VERTICAL INTEGRATION - realizing additional manufacturing integration by producing various raw material components that are used in the manufacture of its products; and

(BULLET)ABILITY TO INTEGRATE ACQUISITIONS - investing in selective, accretive acquisitions in complementary businesses which we know and understand, and that strengthen existing marketing positions.

         NET SALES - Compared with the first quarter of last year, upholstery fabric sales increased 5.9% to $78.2 million and mattress ticking sales increased 27.5% to $21.3 million for the quarter (See Sales by Business Unit schedule on Page 5 and Sales by Business Unit - Trend Analysis on Page 7). The growth in upholstery fabric sales for the first quarter reflects the following changes: Velvets/Prints - up 10.1%; Rossville/Chromatex - down 0.2%; and Culp Textures up 4.3%. The growth in demand in some product categories and to U.S. manufacturers of residential furniture as a group began slowing during the second half of fiscal 1997. That pattern has continued thus far into fiscal 1998. Business with U.S.-based customers increased 6% from a year ago while sales to customers outside the United States rose 26% for the quarter. The company has continued to benefit from increased international sales, but the strength in the U.S. dollar relative to other international currencies has affected demand somewhat. Sales of wet printed flock upholstery fabrics, which remain one of the company's growing product categories internationally, increased 14% from a year ago. The increased sales by Culp Home Fashions during the first quarter reflects a positive response to the new designs and fabric constructions, notably in printed jacquard ticking. The growth in Culp Home Fashions has been aided by the company's investment in additional capacity, particularly in manufacturing jacquard greige, or unfinished, goods that are then printed to produce mattress ticking.

                                                                 (PAGE 9 OF 11)


                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
       FOR THE THREE MONTH PERIODS ENDED AUGUST 3, 1997 AND JULY 28, 1996



         International sales were up 25.6% for the quarter, with strength in all major regions, and accounted for 25% of net sales for the quarter. (See International Sales by Geographic Area schedule on page 6.) All business units reported gains in international sales for the quarter. The vast majority of international sales are denominated in U.S. dollars.

         GROSS PROFIT - The gross profit increase of 5.1% for the quarter versus the same quarter of last year reflects a substantial gain in the Culp Home Fashions business unit, a slight increase in Rossville/Chromatex and lower results in Culp Textures and Velvets/Prints. The overall gross profit margin decreased to 16.8% for the quarter from 17.6% in the same quarter of last year. Factors which affected the company's profitability during the quarter included the slower growth in demand for certain fabric categories and from U.S. manufacturers of residential furniture as a group and start-up costs related to expansion projects. These factors were offset in part by the increased absorption of fixed costs as a result of the growth in sales as well as the benefit from the Company's ongoing capital investment in equipment designed to lower manufacturing costs and raise productivity.

         S,G&A EXPENSES - S,G&A expenses for the quarter were down as a percentage of sales to 11.0% from 12.0% for the same period of last year. The slight increase in absolute dollars is principally due to higher sales commissions related to international sales and significant investments in additional design resources, which were offset by lower accruals for incentive-based compensation plans.

         INTEREST EXPENSE - The increase for the quarter of 8.3% over the same quarter of last year is primarily due to higher average borrowings outstanding, which resulted from the company's capital expenditure and working capital investments that were made in the first quarter of this year.
         .
         INTEREST INCOME - Interest income increased for the quarter due to the higher level of unspent IRB borrowings which are reported as Restricted Investments on the balance sheet.

         OTHER EXPENSE (INCOME), NET - In the first quarter, other expense (income) decreased to $242,000 from $395,000 in the same quarter of last year, due primarily to last year's first quarter including a non-recurring charge for certain fixed assets that amounted to $ 150,000.

         INCOME TAXES - The effective tax rate for the quarter was 35.0%, compared with 36.0% for fiscal 1997, due to the lower tax rate related to an estimated higher amount of Canadian income and tax benefits related to an estimated higher level of international sales.

         EBITDA - EBITDA for the quarter increased 12.6% to $9.0 million from last year's first quarter and represented 9.1% of net sales compared with 8.8% of net sales for the same period of last year.

                                                                 (PAGE 10 OF 11)


                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
       FOR THE THREE MONTH PERIODS ENDED AUGUST 3, 1997 AND JULY 28, 1996


BALANCE SHEET COMMENTS

         WORKING CAPITAL - Accounts receivable increased 28.0% from July 28, 1996, while sales increased 9.9% for the first quarter. Days sales outstanding represented 50 days, up from 43 days at July 28, 1996 and 49 days at April 27, 1997. Accounts receivable increased at a faster rate than sales because of the increasing mix of international sales and mattress ticking sales, which carry longer payment terms than U.S. upholstery fabric sales. Additionally, the aging of accounts receivable was with 95.0% current and less than 30 days past due versus 99.3% at July 28, 1996. Inventories increased 17.5% from July 28, 1996, and inventory turns were 5.8 versus 6.0 for last year's first quarter. The inventory increase relates mostly to raw materials (up 21%) over the first quarter of last year, and is largely attributable to a build up of jacquard and flocked greige goods. Operating working capital (comprised of accounts receivable, inventory and accounts payable) increased significantly to $94.6 million at August 3, 1997, for the reasons mentioned above, from $69.7 million at July 28, 1996 and $80.3 million at April 27, 1997.

           PROPERTY, PLANT AND EQUIPMENT - The company has maintained a significant program of capital expenditures designed to expand capacity to support sales growth, increase vertical integration to lower product costs and control more of its supply of raw maaterials, and enhance manufacturing efficiencies through modernization. The company is currently planning capital spending of approximately $27 million during fiscal 1998, which includes about $7.7 million for expansion projects (28%); $10.7 million for vertical integration projects (40%); and $8.6 million for modernization projects (32%). The principal expansion project includes the completion of the various items related to the Lumberton, N.C. printing facility. The key vertical integration projects include the yarn extrusion expansion and additional weaving capacity for jacquard greige goods at Rayonese. The modernization projects encompass a number of smaller projects throughout the company's operations. Depreciation expense for fiscal 1998 is estimated at approximately $15.6 million.

                LONG-TERM DEBT - The company's funded debt-to-capital ratio was 43.6% at August 3, 1997, down from 46.6% at July 28, 1996, and up from 37.2% at April 27, 1997. Funded debt was $87.9 million at August 3, 1997, up from $72.8 million at July 28, 1996 and up from $65.6 million at April 1997. (Funded debt equals long-term debt, including current maturities, less restricted investments, which represent unspent IRB funds). The increase in funded debt from April 1997 resulted from capital expenditures of $9.1 million, an operating cash flow deficit of $8.0 million, and a decrease in accounts payable related to capital expenditures of $3.9 million. The sources of financing used to close the Phillips acquisition are the company's revolving credit facility in the amount of $31 million and the seller's non-compete of $5 million (on a present value basis).

           PHILLIPS ACQUISITION -- On August 5, 1997, the company completed the acquisition of the business and certain assets relating to the upholstery fabric businesses operating as Phillips Weaving Mills, Phillips Velvet Mills, Phillips Printing and Phillips Mills. These operating units were purchased from Phillips Industries, Inc., a privately-owned corporation also based in High Point, N.C. Based on the terms of the definitive asset purchase agreement, the transaction is valued for accounting and reporting purposes (under generally accepted accounting principles) at approximately $36 million, which includes cash, seller debt retired, and a non-compete agreement. The consideration for the acquisition also included stock options and an agreement for contingent payments to the selling companies within the three years following closing that could range from $0 to $5,500,000, depending upon the future financial performance of certain of the businesses purchased. See attached schedule (page 11) containing supplemental information regarding the key financial terms of the acquisition.

Culp, Inc.
PHILLIPS ACQUISITION -- KEY TRANSACTION TERMS
           8-Aug-97


TRANSACTION VALUE


        a)   Cash paid to (and on behalf of) selling companies on                                $30,590,035
             the closing date (8/5/97)

         b)  Non-compete agreement  (the $4.9 million represents the present value of 5 annual payments of  $1.2 million, which
             totals $6.0 million, beginning one year from the closing date)                        4,920,000
                                                                                                   ---------

             TRANSACTION VALUE (this is the amount recorded on Culp's
                   balance sheet on the closing date)                                            $35,510,035
                                                                                                 -----------

OTHER  CONSIDERATION AND LIABILITY ASSUMPTIONS

       a)    Present value discount of the non-compete agreement
             ($6.0 million less $4.92 million)                                                $  1,080,000

       b)    Contingent additional consideration of up to  $5.5 million to the selling companies, depending upon the financial
             performance of certain of the businesses purchased ;                                  5,500,000

       c)    Stock options in the amount of 100,000 shares were granted at
             $17.75 per share, with a 6 year option term ; value estimated based upon the Black-Scholes stock option
             pricing methodology                                                                     700,000

       d)    Culp assumed specified contractual obligations of the selling companies, principally including real estate and equipment leases, certain factoring service-related commitments that could total up to approximately $3.5 million over five years, and purchase
             orders for raw materials.                                                             3,500,000

             OTHER  CONSIDERATION AND LIABILITY ASSUMPTIONS                                      $10,780,000


             TRANSACTION VALUE PLUS OTHER CONSIDERATION
             AND LIABILITY ASSUMPTIONS                                                           $46,290,035